Exhibit 10.5
PERFORMANCE BASED RESTRICTED STOCK AWARD AGREEMENT
(Most Highly Compensated Executive Officers)
(Grant Date 7/25/07 – Part B)
Community Health Systems, Inc.
     THIS AGREEMENT, between you and Community Health Systems, Inc., a Delaware corporation (the “Company”) governs an award of restricted stock in the amount and on the date specified in your award notification (the “Grant Date”).
     WHEREAS, the Company has adopted the Community Health Systems, Inc. Amended and Restated 2000 Stock Option and Award Plan (the “Plan”) in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries;
     WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors (as described in Section 3.1 of the Plan) has determined to grant to you an Award of Restricted Stock as provided herein to encourage your efforts toward the continuing success of the Company;
     WHEREAS, the Committee has determined to place a performance-based restriction on the Award of Restricted Stock to better align your economic interests with those of the other stockholders of the Company and to ensure that the compensation attributable to the Award of Restricted Stock constitutes “qualified performance-based compensation” pursuant to IRC §162(m) and the regulations promulgated thereunder; and
     WHEREAS, the Committee has established the Performance Objective (as defined in Section 3.1 below) (a) utilizing objectively determinable criteria, (b) on a date which is prior to the ninetieth (90th) day of the Performance Objective’s twelve-month measurement period, and (c) at a time when the attainment of the Performance Objective is substantially uncertain.
     NOW, THEREFORE, the parties hereto agree as follows:
1. Grant of Restricted Stock.
     1.1 The Company hereby grants to you an award of Shares of Performance Based Restricted Stock (the “Award”) in the number set out in an electronic notification by the Company’s stock option plan administrator, as may be appointed from time to time (the “Plan Administrator”). The Shares of Performance Based Restricted Stock granted pursuant to the Award shall be issued in the form of book entry Shares in your name as soon as reasonably practicable after the Date of Grant and shall be subject to your acknowledgement of the terms of this Agreement (or your estate, if applicable) to the Company as provided in Section 9 hereof.
     1.2 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.
2. Restrictions on Transfer.
     The Shares of Performance Based Restricted Stock issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated until all restrictions on such Performance Based Restricted Stock shall have lapsed in the manner provided in Section 3, 4 or 5 hereof.
3. Performance Objective; Lapse of Restrictions.
          3.1 The Award is subject to the Company attaining the following “Performance Objective” (herein so called): either (a) the Company’s “Earnings per Share” for the twelve months ended June 30, 2009 (the “Performance Objective’s measurement period”), as reported by the Company to and approved by the Audit and Compliance Committee in connection with the preparation of the earnings release for the second fiscal quarter of 2009, shall be not less than the amount which is seventy-five percent (75%) of the projected “Earnings per Share” for the Performance Objective’s measurement period, as identified in an attachment to the minutes of the Committee’s meeting to be held not later than September 26, 2008; or (b) the Company’s “Net Revenues” for the Performance Objective’s measurement period, as reported by the Company to and approved by the Audit and Compliance Committee in connection with the preparation of the earnings release for the second fiscal quarter of 2009, shall be not less than the amount which is ninety percent (90%) of the projected “Net Revenues”, as identified in an attachment to the minutes of the Committee’s meeting to be held not later than September 26, 2008. The Performance Objective shall be adjusted upward or downward in accordance with GAAP to reflect the impact of any material acquisition or divestiture transaction and shall also be adjusted for actual events as may be identified in the minutes of the Committee’s meeting to be held not later than September 26, 2008. For purposes of this Agreement, “material acquisition” or “material divestiture” transaction shall mean any single transaction or series of related transactions in which the consideration exceeds fifteen percent (15%) of the Company’s assets on a consolidated basis. The computation of “Earnings per Share” shall be adjusted for Changes in Capitalization (as defined in the Plan).
          3.2 Except as provided in Sections 4, 5 and 6 hereof, if the Performance Objective is not attained, the Award shall be forfeited in its entirety.
          3.3 Except as provided in Sections 4, 5 and 6 hereof, if the Performance Objective is attained, the determination of which shall be certified by the Committee in writing, all of the Shares of Performance Based Restricted Stock issued hereunder shall vest, and the restrictions with respect to such Performance Based Restricted Stock shall lapse.
4. Effect of Certain Terminations of Employment.
     If your employment terminates as a result of your death, Disability, or by your employer for any reason other than for Cause, and such termination occurs on or after the Date of Grant and before June 30, 2009, all Shares of Performance Based Restricted Stock shall vest, and the restrictions on such Performance Based Restricted Stock shall lapse, as of the date of such termination.
5. Effect of Change in Control.
     In the event of a Change in Control at any time on or after the Date of Grant and before June 30, 2009, all Shares of Performance Based Restricted Stock shall vest, and the restrictions on such Performance Based Restricted Stock shall lapse immediately.
6. Forfeiture of Performance Based Restricted Stock.
     In addition to the circumstance described in Section 9(a) hereof, any and all Shares of Performance Based Restricted Stock which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited and shall revert to the Company upon your termination, whether voluntarily by you or by the Company or its Subsidiaries for any reason other than those set forth in Section 4 hereof prior to such vesting.
7. Delivery of Restricted Stock.
     7.1 Except as otherwise provided in Section 7.2 hereof, evidence of book entry Shares or, if requested by you prior to such lapse of restrictions, a stock certificate evidencing the shares of Performance Based Restricted Stock for which the restrictions have lapsed pursuant to Section 3, 4 or 5 hereof, shall be delivered to you as soon as practicable following the date on which the restrictions on such Performance Based Restricted Stock have lapsed, free of all restrictions hereunder.
     7.2 Evidence of book entry Shares with respect to shares of Performance Based Restricted Stock in respect of which the restrictions have lapsed upon your death pursuant to Section 4 hereof or, if requested by the executors or administrators of your estate upon such lapse of restrictions, a stock certificate with respect to such shares of Performance Based Restricted Stock, shall be delivered to the executors or administrators of your estate as soon as practicable following the Company’s receipt of notification of your death, free of all restrictions hereunder. All references herein to “you” shall also include your executors, administrators, heirs or assigns in the event of your death.
8. Dividends and Voting Rights.
     Subject to Section 9(a) hereof, upon issuance of the Performance Based Restricted Stock, you shall have all of the rights of a stockholder with respect to such Stock, including the right to vote the Stock and to receive all dividends or other distributions paid or made with respect thereto; provided, however, that dividends or distributions declared or paid on the Performance Based Restricted Stock by the Company shall be deferred and reinvested in Shares of Performance Based Restricted Stock based on the Fair Market Value of a Share on the date such dividend or distribution is paid or made (provided that no fractional Shares will be issued), and the additional Shares of Performance Based Restricted Stock thus acquired shall be subject to the same restrictions on transfer, forfeiture and vesting schedule as the Performance Based Restricted Stock in respect of which such dividends or distributions were made.
9. Acceptance of Terms of Award Agreement.
     (a) The Shares of Performance Based Restricted Stock granted to you pursuant to the Award shall be subject to your acknowledgment and acceptance of the terms of this Agreement to the Company or its Plan Administrator (including by electronic means, if so provided) no later than the earlier of (i) one-hundred eighty (180) days from the Date of Grant, and (ii) the date that is immediately prior to the date that the Performance Based Restricted Stock vests pursuant to Section 4 or 5 hereof (the “Return Date”); provided that if you die before the Return Date, this requirement shall be deemed to be satisfied if the executor or administrator of your estate acknowledges and accepts the terms of this Agreement through the Company or its Plan Administrator no later than ninety (90) days following your death (the “Executor Return Date”). If this Agreement is not so acknowledged and accepted on or prior to the Return Date or the Executor Return Date, as applicable, the Shares of Performance Based Restricted Stock evidenced by this Agreement shall be forfeited, and neither you nor your heirs, executors, administrators and successors shall have any rights with respect thereto.
     (b) If this Agreement is so acknowledged and accepted on or prior to your Return Date or the Executor Return Date, as applicable, all dividends and other distributions paid or made with respect to the Shares of Performance Based Restricted Stock granted hereunder prior to such Return Date or Executor Return Date shall be treated in the manner provided in Section 8 hereof.
10. No Right to Continued Employment.
     Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate your employment, nor confer upon you any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service as a Board member.
11. Withholding of Taxes.
     Prior to the delivery of a stock certificate or evidence of book entry Shares with respect to shares of Performance Based Restricted Stock whose restrictions have lapsed, you (or your estate) shall pay to the Company the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company (the “Withholding Taxes”) as may be due upon the lapse of restrictions. By accepting the terms of this Agreement in the manner provided in Section 9 hereof, you shall be deemed to elect to have the Company withhold a number of shares of Performance Based Restricted Stock having an aggregate Fair Market Value equal to the Withholding Taxes due thereon in full satisfaction thereof, and such election shall continue in effect until you notify the Company (prior to such delivery) that you will satisfy the Withholding Tax obligation in cash, in which event the Company shall not withhold a portion of such Performance Based Restricted Stock as otherwise provided in this Section 11.
12. You are Bound by the Plan.
     By acknowledging and accepting this award, you hereby confirm the availability and your review of a copy of the Plan, the Prospectus, and other documents provided to you in connection with this award, by the Company or its Plan Administrator, and you agree to be bound by all the terms and provisions thereof.
13. Modification of Agreement.
     This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by both parties hereto.
14. Severability.
     Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15. Governing Law.
     The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee without giving effect to the conflicts of laws principles thereof.
16. Successors in Interest.
     This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of your legal representatives. All obligations imposed upon you and all rights granted to the Company under this Agreement shall be binding upon your heirs, executors, administrators and successors.
17. Resolution of Disputes.
     Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall first be referred to the Chief Executive Officer for informal resolution, and if necessary, referred to the Committee for its determination. Any determination made hereunder shall be final, binding and conclusive on you, your heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.
18. Entire Agreement.
     This Agreement and the terms and conditions of the Plan constitute the entire understanding between you and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.
19. Headings.
     The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
[Signatures supplied by electronic grant and acceptance procedures of the plan administrator.]